EXHIBIT 8.1

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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661



                                                     WRITER'S DIRECT DIAL NUMBER
                                                            (202) 434-4660






January 15, 1998

Board of Directors
Lakeview Financial Corp.
1117 Main Street
Paterson, New Jersey  07503

Dear Board Members:

         In accordance with your request, set forth herein below is the opinion of this firm regarding certain federal income tax consequences of the proposed merger ("Merger") between Lakeview Financial Corp. ("Lakeview") and Westwood Financial Corporation ("WFC"), with Lakeview as the surviving corporation, pursuant to the Agreement and Plan of Reorganization by and between Lakeview and Lakeview Savings Bank, and WFC and Westwood Savings Bank (the "Merger Agreement") dated September 10, 1997. The Merger and its component and related transactions are described in the Merger Agreement and Registration Statement on Form S-4 ("Form S-4"), as filed with the Securities and Exchange Commission on December 17, 1997, and thereafter subsequently amended. We are rendering this opinion pursuant to Section 7.3(e) of the Merger Agreement. All capitalized terms used but not defined in this letter have the meanings assigned to them in the Merger Agreement.

         The Merger Agreement provides that, subject to the election and allocation procedures provided for therein, each issued and outstanding share of WFC Common Stock will be converted into the right to receive, at the election of each holder thereof, either a) cash equal to $29.25 or b) a number of shares of Lakeview Common Stock equal to $29.25 divided by the "Final Market Price." Final Market Price will be the average closing price per share of the last real time trades of the Lakeview Common Stock as reported on the Nasdaq National Market for each of the 15 Nasdaq National Market general market trading days preceding one week prior to the closing date on which the Nasdaq National Market was open for business.

         Fractional shares of Lakeview Common Stock will not be issued in the Merger. WFC shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash as determined pursuant to the Merger Agreement. Further, in accordance with the terms of the Merger Agreement, not less than 50.1% of the outstanding shares of WFC Common Stock will be exchanged for Lakeview Common Stock.



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Board of Directors
January 15, 1998
Page 2

         The following representations have been made by Lakeview with respect to the Merger:

         1. To the best of Lakeview's and Lakeview Bank's management's knowledge and belief, the transaction will qualify as a statutory merger under applicable State and/or federal laws.

         2. The fair market value of the Lakeview Common Stock and other consideration received by each WFC Shareholder will be approximately equal to the fair market value of the WFC Common Stock surrendered in the exchange.

         3. There is no plan or intention by the WFC Shareholders who own five percent (5%) or more of the WFC Stock, and to the best of the knowledge of the management of Lakeview or Lakeview Bank, there is no plan or intention on the part of the remaining WFC Shareholders to sell, exchange, or otherwise dispose of a number of shares of Lakeview Common Stock received in the transaction that would reduce the WFC Shareholders' ownership of Lakeview Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent (50%) of the value of all of the formerly outstanding stock of WFC as of the same date. For purposes of this representation, shares of WFC Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Lakeview Common Stock will be treated as outstanding WFC Common Stock on the date of the transaction. Moreover, shares of WFC Common Stock and shares of Lakeview Common Stock held by WFC Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         4. Lakeview has no plan or intention to reacquire any of its stock issued in the transaction.

         5. Lakeview has no plan or intention to sell or otherwise dispose of any of the assets of WFC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in ss. 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("Code").

         6. The liabilities of WFC assumed by Lakeview and the liabilities to which the transferred assets of WFC are subject were incurred by WFC in the ordinary course of its business.

         7. Following the transaction, Lakeview will continue the historic business of WFC or use a significant portion of WFC's historic business assets in a business.

         8. Lakeview, WFC, and WFC Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.



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Board of Directors
January 15, 1998
Page 3

         9. There is no intercorporate indebtedness existing between WFC and Lakeview that was issued, acquired, or will be settled at a discount.

         10. No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv) of the Code.

         11. WFC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of ss. 368(a)(3)(A) of the Code.

         12. The fair market value of the assets of WFC transferred to Lakeview will equal or exceed the sum of the liabilities assumed by Lakeview plus the amount of liabilities, if any, to which the transferred assets are subject.

         The following representations have been made by WFC with respect to the
Merger:

         1. To the best of WFC's and Westwood Bank's management's knowledge and belief, the transaction will qualify as a statutory merger under applicable State and or federal laws.

         2. There is no plan or intention by the WFC Shareholders who own five percent (5%) or more of the WFC Stock, and to the best of the knowledge of the management of WFC and Westwood Bank, there is no plan or intention on the part of the remaining WFC Shareholders to sell, exchange, or otherwise dispose of a number of shares of Lakeview Common Stock received in the transaction that would reduce the WFC Shareholders' ownership of Lakeview Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent (50%) of the value of all of the formerly outstanding stock of WFC as of the same date. For purposes of this representation, shares of WFC Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Lakeview Common Stock will be treated as outstanding WFC Common Stock on the date of the transaction. Moreover, shares of WFC Common Stock and shares of Lakeview Common Stock held by WFC Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         3. The liabilities of WFC assumed by Lakeview and the liabilities to which the transferred assets of WFC are subject were incurred by WFC in the ordinary course of its business.

         4. Lakeview, WFC, and WFC Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

         5. There is no intercorporate indebtedness existing between WFC and Lakeview that was issued, acquired, or will be settled at a discount.



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Board of Directors
January 15, 1998
Page 4

         6. No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv) of the Code.

         7. WFC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of ss. 368(a)(3)(A) of the Code.

         8. The fair market value of the assets of WFC transferred to Lakeview will equal or exceed the sum of the liabilities assumed by Lakeview plus the amount of liabilities, if any, to which the transferred assets are subject.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, Form S-4, and of such corporate records of the parties to the Merger as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Lakeview and WFC. We have assumed that such representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

         1. The Merger will constitute a reorganization within the meaning of ss. 368(a)(1)(A) of the Code.

         2. No gain or loss will be recognized by WFC shareholders who receive solely shares of Lakeview Common Stock in exchange for their shares of WFC Common Stock.

         This opinion is given solely for the benefit of the parties to the Merger and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form S-4 filed with the Securities and Exchange Commission and to the references to this firm in the Form S-4.

                                        Very truly yours,


                                        /s/Malizia, Spidi, Sloane & Fisch, P.C.
                                        MALIZIA, SPIDI, SLOANE & FISCH, P.C.